Exhibit 99.1

News Release
Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release: Contact:	Immediately William B. Kessel, President and CEO, 616.447.3933 Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2014 SECOND QUARTER RESULTS

IONIA, Mich., July 28, 2014 - Independent Bank Corporation (NASDAQ: IBCP) reported second quarter 2014 net income applicable to common stock of $6.1 million, or $0.26 per diluted share, versus net income applicable to common stock of $62.2 million, or $2.64 per diluted share, in the prior-year period.  For the six months ended June 30, 2014, the Company reported net income applicable to common stock of $9.2 million, or $0.39 per diluted share, compared to net income applicable to common stock of $66.9 million, or $2.90 per diluted share, in the prior-year period.  Second quarter and year-to-date 2013 results include an income tax benefit of $57.6 million (or approximately $2.40 per diluted share) associated with the reversal of substantially all of the Company’s deferred tax asset valuation allowance in June 2013.

The Company’s tenth consecutive profitable quarter was highlighted by:

•	A $1.0 million, or 14.5%, year-over-year increase in income before income taxes.
•	A $5.2 million, or 18.7%, year-over-year decrease in total non-interest expenses.
•	Total net loan growth of $17.0 million, or 5.0% annualized.
•	Improvement in asset quality, with non-performing loans down 16.7% during the quarter.
•	An increase in tangible book value per share to $10.47 at June 30, 2014 from $10.19 at Mar. 31, 2014.
•	The payment of a six cent per share dividend on common stock on May 15, 2014.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are very pleased to report our tenth consecutive quarter of profitability as well as further progress in improving asset quality, as evidenced by a reduction in our non-performing loans and loan net charge-offs as compared to the year ago quarter.  We remain focused on the long-term improvement in our profitability, primarily through organic growth with a particular emphasis on commercial and consumer lending as well as core deposits.  During the second quarter of 2014, our commercial loans and consumer installment loans grew by $25.1 million, or 12% annualized.  Also, since year end 2013, checking and savings account balances have increased by $56.1 million, or 3.9%.  Finally, as previously announced, on July 22, 2014, our board of directors declared a six cent per share dividend on common stock.  This dividend is payable on Aug. 15, 2014, to shareholders of record as of Aug. 5, 2014.”

Operating Results

The Company’s net interest income totaled $18.5 million during the second quarter of 2014, a decrease of $1.0 million, or 5.0% from the year-ago period, and up slightly (by $0.1 million, or 0.3%) from the first quarter of 2014.  The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.74% during the second quarter of 2014, compared to 4.16% in the year-ago period, and 3.79% in the first quarter of 2014. The decrease in net interest income is due to the decline in the net interest margin, which reflects a change in asset mix, as higher yielding loans decreased and lower yielding investment securities increased from year ago levels.  Average interest-earning assets were $2.01 billion in the second quarter of 2014 compared to $1.90 billion in the year ago quarter and $1.99 billion in the first quarter of 2014.

For the first six months of 2014, net interest income totaled $37.0 million, a decrease of $2.1 million, or 5.3% from 2013.  The Company’s net interest margin for the first six months of 2014 decreased to 3.76% compared to 4.20% in 2013.  The reasons for the decline in net interest income for the first six months of 2014 are generally consistent with those described above for the comparative year-over-year quarterly periods.

Service charges on deposit accounts totaled $3.5 million and $6.6 million, respectively, for the second quarter and first six months of 2014, representing decreases of 1.4% and 5.8%, respectively, from the comparable year ago periods.  The decline in service charges is due principally to a decrease in non-sufficient funds (“NSF”) occurrences and related NSF fees.

Interchange income totaled $2.1 million and $4.0 million for the second quarter and first six months of 2014, respectively, representing increases of 6.9% and 8.6%, respectively, over the year ago comparative periods.  The increase in interchange income primarily reflects the impact of the Company’s new debit card brand agreement.

Net gains on mortgage loans were $1.5 million in the second quarter of 2014, compared to $3.2 million in the year-ago quarter.  For the first six months of 2014, net gains on mortgage loans totaled $2.6 million compared to $6.8 million in 2013. The decrease in net gains relates primarily to decreases in mortgage loan originations and sales.  The decline in mortgage lending and sales volumes principally reflects a significant decrease in refinance volume resulting from a year-over-year increase in mortgage loan interest rates.

Mortgage loan servicing generated income of $0.2 million and $1.7 million in the second quarters of 2014 and 2013, respectively. The quarterly comparative variance is due primarily to the change in the impairment reserve (a $0.2 million impairment charge in the second quarter of 2014 as compared to a $1.7 million recovery of previously recorded impairment charges in the year-ago quarter) that was partially offset by a $0.4 million decrease in the amortization of capitalized mortgage loan servicing rights.  For the first six months of 2014, mortgage loan servicing generated income of $0.5 million compared to income of $2.3 million in 2013.  The first six months comparative variance is primarily due to the change in the impairment reserve (a $0.5 million impairment charge in the first six months of 2014 as compared to a $2.5 million recovery of previously recorded impairment charges in the year-ago period) that was partially offset by a $1.1 million decrease in the amortization of capitalized mortgage loan servicing rights.  Capitalized mortgage loan servicing rights totaled $12.8 million at June 30, 2014 compared to $13.7 million at Dec. 31, 2013.  As of June 30, 2014, the Company serviced approximately $1.69 billion in mortgage loans for others on which servicing rights have been capitalized.

Non-interest expenses totaled $22.6 million in the second quarter of 2014, compared to $27.7 million in the year-ago period.  For the first six months of 2014, non-interest expenses totaled $45.0 million versus $53.2 million in 2013.  Credit related costs,  collectively declined by $4.0 million (73.2%) and $6.7 million (73.4%) in the second quarter and for the first six months of 2014, respectively, as compared to the same periods in 2013.  Credit related costs include loan and collection expenses, net (gains) losses on other real estate (“ORE”) and repossessed assets, the provision for loss reimbursement on sold loans and vehicle service contract counterparty contingencies expense.  Several other categories of expenses declined in 2014 as compared to the year ago period, including, data processing, advertising, FDIC deposit insurance, legal and professional fees, interchange costs and credit card and bank service fees.

The Company recorded an income tax expense of $1.8 million and $3.3 million in the second quarter and first six months of 2014, respectively.  This compares to an income tax benefit of $56.5 million recorded for both the second quarter and first six months of 2013. The 2013 results include an income tax benefit of $57.6 million associated with the reversal of substantially all of the Company’s deferred tax asset valuation allowance in June 2013.  The second quarter and year-to-date 2014 income tax expense was reduced by a credit of approximately $0.7 million due to a true-up of the amount of unrecognized tax benefits relative to certain net operating loss carryforwards and the reversal of the valuation allowance on a capital loss carryforward that is now believed to be more likely than not to be realized due to a strategy executed during the second quarter of 2014.

In determining net income applicable to common stock, the second quarter and first six months of 2013 included $1.2 million and $2.3 million, respectively, of preferred stock dividends and discount accretion.  This preferred stock, which had been issued to the U.S. Treasury, was redeemed and retired in Aug. 2013.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  “Non-performing loans decreased by $3.5 million, or 16.7%, between Mar. 31, 2014 and June 30, 2014.  We remain confident about the long-term continued improvement in our asset quality metrics.  Subsequent to quarter end, in July 2014, we sold our single largest ORE property, which represented nearly one-third of our total ORE balance at June 30, 2014.   Our provision for loan losses was a credit of $1.4 million in the first six months of 2014 compared to a credit of $2.8 million in the year-ago quarter.  However, other credit costs declined by approximately $6.7 million year-over year.  In addition, thirty- to eighty-nine day delinquency rates at June 30, 2014 were 0.11% for commercial loans and 1.13% for mortgage and consumer loans.  These delinquency rates continue to be well managed as we strive to further improve asset quality and reduce credit related costs.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	6/30/2014	12/31/2013	6/30/2013
	(Dollars in Thousands)
Commercial	$5,107	$5,369	$4,986
Consumer/installment	1,705	2,147	2,209
Mortgage	10,520	10,366	12,842
Payment plan receivables(2)	11	23	67
Total	$17,343	$17,905	$20,104
Ratio of non-performing loans to total portfolio loans	1.26%	1.30%	1.45%
Ratio of non-performing assets to total assets	1.58%	1.64%	1.78%
Ratio of the allowance for loan losses to non-performing loans	162.58%	180.54%	182.98%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)	Represents payment plans for which no payments have been received for 90 days or more and for which Mepco has not yet completed the process to charge the applicable counterparty for the balance due. These balances exclude receivables due from Mepco counterparties related to the cancellation of payment plan receivables.

Non-performing loans have declined by $0.6 million, or 3.1%, since Dec. 31, 2013 and by $2.8 million, or 13.7%, since June 30, 2013.  The decline in non-performing loans primarily reflects loan net charge-offs, pay-offs, negotiated transactions and the migration of loans into ORE.  ORE and repossessed assets totaled $18.1 million at June 30, 2014, compared to $18.3 million at Dec. 31, 2013.  In July 2014, the Company closed on the cash sale of its largest ORE property.  The book value of this property was $5.6 million at June 30, 2014 (representing 30.6% of total ORE and repossessed assets) and the Company recorded a net gain of $0.4 million on this sale in July 2014.

The provision for loan losses was a credit of $1.8 million and $2.1 million in the second quarters of 2014 and 2013, respectively.  The provision for loan losses was a credit of $1.4 million and $2.8 million in the first six months of 2014 and 2013, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs.  Loan net charge-offs were $0.4 million (0.12% annualized of average loans) in the second quarter of 2014, compared to $1.9 million (0.54% annualized of average loans) in the second quarter of 2013.  Loan net charge-offs were $2.7 million (0.40% of average loans) and $4.7 million (0.68% of average loans) for the first six months of 2014 and 2013, respectively.  The year to date declines in 2014 loan net charge-offs by category were: commercial loans $0.4 million; mortgage loans $1.0 million; and consumer/installment loans $0.6 million.  At June 30, 2014, the allowance for loan losses totaled $28.2 million, or 2.05% of portfolio loans, compared to $32.3 million, or 2.35% of portfolio loans, at Dec. 31, 2013.

Balance Sheet, Liquidity and Capital

Total assets were $2.25 billion at June 30, 2014, an increase of $39.9 million from Dec. 31, 2013.  Loans, excluding loans held for sale, were $1.38 billion at June 30, 2014, compared to $1.37 billion at Dec. 31, 2013.  Deposits totaled $1.91 billion at June 30, 2014, an increase of $23.3 million from Dec. 31, 2013.  The increase in deposits is primarily due to growth in checking and savings account balances.

Cash and cash equivalents totaled $105.5 million at June 30, 2014, versus $119.1 million at Dec. 31, 2013. Securities available for sale totaled $518.1 million at June 30, 2014, versus $462.5 million at Dec. 31, 2013.  This $55.6 million increase is primarily due to the purchase of residential mortgage-backed securities, asset-backed securities, municipal securities and corporate securities during the first six months of 2014.

Total shareholders’ equity was $243.0 million at June 30, 2014, or 10.80% of total assets.  Tangible common equity totaled $240.1 million at June 30, 2014, or $10.47 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	6/30/2014	12/31/2013	Well Capitalized Minimum

Tier 1 capital to average total assets	9.91%	10.09%	5.00%
Tier 1 capital to risk-weighted assets	15.07%	15.30%	6.00%
Total capital to risk-weighted assets	16.33%	16.57%	10.00%

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.25 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would, ”“should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Independent Bank Corporation or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Independent Bank Corporation's management based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of Independent Bank Corporation's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Independent Bank Corporation's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation's customers; the implementation of Independent Bank Corporation's strategies and business models; Independent Bank Corporation's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation's markets; changes in customer behavior; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation's accounting policies. Independent Bank Corporation cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” in Independent Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 2013. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	June 30,	December 31,
	2014	2013
	(unaudited)
	(In thousands, except share
	amounts)
Assets
Cash and due from banks	$58,599	$48,156
Interest bearing deposits and repurchase agreement	46,938	70,925
Cash and Cash Equivalents	105,537	119,081
Interest bearing deposits - time	15,340	17,999
Trading securities	609	498
Securities available for sale	518,126	462,481
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	23,414	23,419
Loans held for sale, carried at fair value	23,199	20,390
Loans
Commercial	654,248	635,234
Mortgage	472,202	486,633
Installment	201,206	192,065
Payment plan receivables	49,838	60,638
Total Loans	1,377,494	1,374,570
Allowance for loan losses	(28,197)	(32,325)
Net Loans	1,349,297	1,342,245
Other real estate and repossessed assets	18,121	18,282
Property and equipment, net	46,842	48,594
Bank-owned life insurance	52,913	52,253
Deferred tax assets, net	52,676	57,550
Capitalized mortgage loan servicing rights	12,796	13,710
Vehicle service contract counterparty receivables, net	7,104	7,716
Other intangibles	2,895	3,163
Accrued income and other assets	20,995	22,562
Total Assets	$2,249,864	$2,209,943

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$548,090	$518,658
Savings and interest-bearing checking	937,031	910,352
Reciprocal	63,183	83,527
Retail time	346,534	358,800
Brokered time	13,233	13,469
Total Deposits	1,908,071	1,884,806
Other borrowings	26,614	17,188
Subordinated debentures	40,723	40,723
Vehicle service contract counterparty payables	3,088	4,089
Accrued expenses and other liabilities	28,407	31,556
Total Liabilities	2,006,903	1,978,362

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 22,931,769 shares at June 30, 2014 and 22,819,136 shares at December 31, 2013	351,791	351,173
Accumulated deficit	(102,532)	(110,347)
Accumulated other comprehensive loss	(6,298)	(9,245)
Total Shareholders’ Equity	242,961	231,581
Total Liabilities and Shareholders’ Equity	$2,249,864	$2,209,943

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
	(unaudited)
Interest Income	(In thousands)
Interest and fees on loans	$18,146	$18,215	$20,303	$36,361	$41,013
Interest on securities
Taxable	1,596	1,383	993	2,979	1,663
Tax-exempt	287	262	242	549	480
Other investments	328	423	324	751	656
Total Interest Income	20,357	20,283	21,862	40,640	43,812
Interest Expense
Deposits	1,260	1,293	1,463	2,553	2,992
Other borrowings	559	512	876	1,071	1,741
Total Interest Expense	1,819	1,805	2,339	3,624	4,733
Net Interest Income	18,538	18,478	19,523	37,016	39,079
Provision for loan losses	(1,845)	428	(2,107)	(1,417)	(2,798)
Net Interest Income After Provision for Loan Losses	20,383	18,050	21,630	38,433	41,877
Non-interest Income
Service charges on deposit accounts	3,532	3,055	3,583	6,587	6,989
Interchange income	2,067	1,941	1,933	4,008	3,690
Net gains (losses) on assets
Mortgage loans	1,505	1,144	3,208	2,649	6,845
Securities	54	112	107	166	191
Other than temporary impairment loss on securities
Total impairment loss	-	-	(26)	-	(26)
Loss recognized in other comprehensive loss	-	-	-	-	-
Net impairment loss recognized in earnings	-	-	(26)	-	(26)
Mortgage loan servicing	193	264	1,654	457	2,276
Title insurance fees	217	274	368	491	852
Decrease (increase) in fair value of U.S. Treasury warrant	-	-	20	-	(1,025)
Other	2,508	2,165	2,164	4,673	4,287
Total Non-interest Income	10,076	8,955	13,011	19,031	24,079
Non-Interest Expense
Compensation and employee benefits	11,818	11,238	11,715	23,056	23,022
Occupancy, net	2,153	2,483	2,147	4,636	4,571
Data processing	1,777	2,086	2,042	3,863	3,958
Loan and collection	1,427	1,465	1,702	2,892	3,928
Furniture, fixtures and equipment	1,053	1,069	1,088	2,122	2,120
Communications	711	789	730	1,500	1,510
Advertising	601	519	659	1,120	1,229
FDIC deposit insurance	422	417	711	839	1,341
Legal and professional	420	401	664	821	1,356
Interchange expense	342	402	418	744	828
Credit card and bank service fees	245	263	331	508	665
Vehicle service contract counterparty contingencies	73	68	3,127	141	3,254
Costs related to unfunded lending commitments	5	10	48	15	29
Provision for loss reimbursement on sold loans	15	(481)	356	(466)	1,019
Net (gains) losses on other real estate and repossessed assets	(38)	(87)	320	(125)	972
Other	1,536	1,758	1,684	3,294	3,413
Total Non-interest Expense	22,560	22,400	27,742	44,960	53,215
Income Before Income Tax	7,899	4,605	6,899	12,504	12,741
Income tax expense (benefit)	1,847	1,467	(56,489)	3,314	(56,454)
Net Income	$6,052	$3,138	$63,388	$9,190	$69,195
Preferred stock dividends and discount accretion	-	-	(1,157)	-	(2,252)
Net Income Applicable to Common Stock	$6,052	$3,138	$62,231	$9,190	$66,943

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
	(unaudited)
Per Common Share Data
Net Income Per Common Share (A)
Basic (B)	$0.26	$0.14	$6.56	$0.40	$7.14
Diluted (C)	0.26	0.13	2.64	0.39	2.90
Cash dividends declared per common share	0.06	-	-	0.06	-

Selected Ratios (D)
As a Percent of Average Interest-Earning Assets
Interest income	4.10%	4.16%	4.65%	4.13%	4.71%
Interest expense	0.36	0.37	0.49	0.37	0.51
Net interest income	3.74	3.79	4.16	3.76	4.20
Net Income to (A)
Average common shareholders' equity	10.13%	5.41%	388.31%	7.81%	226.29%
Average assets	1.08	0.57	12.00	0.83	6.52

Average Shares
Basic (B)	22,928,009	22,887,502	9,480,454	22,907,867	9,373,855
Diluted (C)	23,465,780	23,436,228	24,031,142	23,454,020	23,896,728

(A)  These amounts are calculated using net income applicable to common stock.  Dividends on convertible preferred stock are added back in the diluted per share calculation.

(B)  Average shares of common stock for basic net income per common share include shares issued and outstanding during the period and participating share awards.

(C)  Average shares of common stock for diluted net income per common share include shares to be issued upon exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors.  During 2013 average shares of common stock also include shares to be issued upon conversion of convertible preferred stock and shares to be issued upon exercise of common stock warrants.

(D)  Ratios have been annualized.